Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SkyTerra Communications, Inc. 2006 Equity and Incentive Plan of our report dated February 22, 2006, (except for the matter discussed in paragraph 1 of Note 1, as to which the date is October 4, 2006) with respect to the consolidated financial statements of SkyTerra Communications, Inc., as defined in Note 1 to the consolidated financial statements, included in the Current Report (Form 8-K) of SkyTerra Communications, Inc. dated October 10, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

January 10, 2007